Exhibit 10.26

101 Convention Center Drive, Suite 850 Las Vegas, NV 89109	T 702.380.5897 F 702.598.3651

VIA FACSIMILE (+81-3-3281-6610)

AND FEDERAL EXPRESS

March 9, 2006

Mr. Kimio Nishimura

General Manager

Business Development Department

Chugai Pharmaceutical Co., Ltd.

1-1, Nihonbashi-Muromachi 2-chome,

Chuo-ku, Tokyo 103-8324

Japan

Re:	License Agreement dated October 19, 2001 as amended / Xyotax

CONFIDENTIAL – SUBJECT TO F.R.E. 408

Dear Mr. Nishimura:

This letter agreement sets forth the agreement between Chugai Pharmaceutical Co., Ltd. (“Chugai”) and CTI Technologies, Inc. (“CTIT”) to terminate, as of the date hereof, the License Agreement, dated October 19, 2001 (as amended) (the “License Agreement”) between Chugai and CTIT.

Chugai and CTIT hereby agree that the License Agreement is terminated as of the date hereof.

Promptly following the date hereof, Chugai will return to CTIT, as soon as practicable, all Xyotax data, documents, and materials (the “Xyotax Materials”), including but not limited to vendor audit reports (raw material, API, finished product); manufacturing reports and documents (including any formulation work); preclinical reports and data; patent information and reports; clinical data sets (SAS data sets and clinical trial reports for all studies); marketing materials and plans; regulatory documents and correspondence (FDA, EMEA, Japanese Ministry of Health minutes, submissions); and any other confidential documents related to Xyotax (from teleconferences, meetings, emails).

As reimbursement for administrative expenses incurred by CTIT in connection with this termination, Chugai will remit to CTIT by wire transfer US Dollar Ten Thousand ($10,000) no later than fourteen (14) business days after Chugai’s receipt of this letter agreement signed by CTIT.

Subject to compliance with the above, each of Chugai and CTIT agrees, for itself and its Affiliates (including without limitation Cell Therapeutics, Inc.), that it absolutely, irrevocably,

March 9, 2006

Chugai Pharmaceutical Co., Ltd.

fully and forever releases the other party and its Affiliates, parent, subsidiaries, agents, representatives, officers, directors, employees, shareholders, partners, members, successors and assigns from any and all claims, demands, liabilities, obligations, promises, causes of action, suits, judgments, taxes, liens, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (including reasonable attorneys’ fees and expenses) of whatever kind or nature, in law or in equity, known or unknown, which it, its Affiliates, successors or assigns now or hereafter have or may have against the other party, or any of them, arising out of the License Agreement, including without limitation any prior use of the Xyotax Materials. For purposes of this letter, “Affiliates” shall mean as to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person or entity, and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of voting securities, by contract or credit agreement, as trustee or executor, or otherwise.

The parties hereby further agree that neither party has any further obligations of any kind to the other party arising out of the License Agreement, except as specifically set forth in Section 10.4.2 therein.

The parties hereby further agree that they shall discuss and agree upon the language of any public disclosure concerning this termination in advance.

Very truly yours,

CTI TECHNOLOGIES, INC.

/s/ James Bianco
James A. Bianco, M.D. President & Chief Executive Officer

Acknowledged and Agreed:

CHUGAI PHARMACEUTICAL CO., LTD.

By:	/s/ K. Nishimura
Name:	Kimio Nishimura
Title:	General Manager, Business Devloepment Dept.
Date:	March 14, 2006